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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*
                                          ------

                                  Amereco, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   02360P 10 4
          -----------------------------------------------------
                                 (CUSIP Number)


    600 Atchison Way, Suite 800, Castle Rock Colorado 80104, (303) 688-5160
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 September 1998
          -------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [ ].


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13a-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)



SEC 1746 (12-91)

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE      2   OF  16   PAGES
          -------------                               -----    ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     WEI MING LU   ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Dominiman Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     2,183,888
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     399,834
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     2,183,888
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     399,834
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,283,633
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     74.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE      3   OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FU-MEI LU    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,283,633
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     74.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE      4   OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-HUI LU    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     1,451,277
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     1,451,277
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,517,164
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     38.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE      5   OF 16   PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-FEN LU    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,525,052
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     38.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE      6   OF 16   PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-RU LU    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE      7   OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-CHI LU    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                       PAGE      8   OF  16   PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     PEI-YU LU    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                       PAGE      9   OF  16   PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHUN-CHING LU    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE     10   OF 16   PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     EARL B. WING    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     399,834
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     399,834
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,525,052
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     38.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE      11  OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JAMES H. WALDROP    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     399,834
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     0
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     399,834
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,545,721
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     23.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                       PAGE      12   OF 16   PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GEORGIA RESOURCES, INC.    84-1247183
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     2,183,888
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     0
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     2,183,888
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,683,888
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     44.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                       PAGE      13   OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CATHAY GLOBAL INVESTMENTS, INC.    84-1176366
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     399,834
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     0
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     399,834
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,465,721
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     22.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE     14   OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W.M.L. SERVICES CORPORATION    84-1176365
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     2,183,888
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     0
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     2,183,888
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,151,156
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     58.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE     15   OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     C.I.S. RESOURCES, Limited Liability Company    84-1225954
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Colorado
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     1,051,443
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     0
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     1,051,443
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P 10 4                        PAGE     16   OF 16    PAGES
          -------------                               -----   ----
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CONTINENTAL INTEGRATED SERVICES, INC.  84-1196845
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------
7    SOLE VOTING POWER

--------------------------------------------------------------------------------
  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     1,051,443
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     0
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     1,051,443
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Amereco, Inc.                    SCHEDULE 13D                  Wei Ming Lu Group
CUSIP No. 02360P-10-4                                                Page 1 of 4



Item 1. Security and Issuer

     This Statement relates to the Common Stock, $.001 par value per share (the "Shares") of Amereco, Inc., a Utah corporation (the "Company" or "Amereco"). The principal executive offices of the Company are located at 680 Atchison Way, Suite 800, Castle Rock, Colorado 80104.

Item 2. Identity and Background

     Incorporated by reference from the original Schedule 13D filing made by the reporting persons reporting events of June 1996 (filed May 8, 1997) except as follows:

     The address of the reporting person is 56 Inverness Drive East, Suite 111, Englewood, CO 80112; telephone 303-296-6789; facsimile 303-297-0609.

Two persons formerly members of the group are no longer members of this Schedule 13D group: Omnivest Americas, Inc., liquidated in December 1997. Michael E. Dee is no longer associated with the Wei Ming Lu Group.

Item 3. Source and Amount of Funds or Other Considerations

     Incorporated by reference from the original Schedule 13D filing made by the reporting persons reporting events of June 1996 (filed May 8, 1997).

Item 4. Purpose of Transaction.

     Incorporated by reference from the original Schedule 13D filing made by the reporting persons reporting events of June 1996 (filed May 8, 1997). In January 1998, the reporting persons reported the transaction with Capital Aggregate Partners by which Capital Aggregate Partners had agreed, subject to certain conditions, to purchase the reporting persons' interests in Amereco. Capital Aggregate Partners did not complete the transaction, and the securities were returned to the reporting persons in July 1998. Consequently, Capital Aggregate Partners no longer holds an interest in the securities of Amereco beneficially owned by the reporting persons. The terms of the arrangement with Capital Aggregate Partners are incorporated by reference from Amendment No. 1 to the
Schedule 13D filed by the reporting persons reporting events of January 1998 (filed in January 1998).

Item 5. Interest in the Securities of the Issuer

     Incorporated by reference from the original Schedule 13D filing made by the reporting persons reporting events of June 1996 (filed May 8, 1997).

Amereco, Inc.                     SCHEDULE 13D                 Wei Ming Lu Group
CUSIP No. 02360P-10-4                                                Page 2 of 4


     It should be noted that, notwithstanding the reporting persons' beneficial interests in the securities of the Company, the reporting persons each disclaim any control with respect to the Company.

Item 6. Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

     Incorporated by reference from the original Schedule 13D filing made by the reporting persons reporting events of June 1996 (filed May 8, 1997).

     None of the reporting persons has taken any steps to assert control over, or to take control of, Amereco, and none of the reporting persons has any present intention to do so. The reporting persons intend to rely on management to continue to operate and manage Amereco and its properties in the best interests of all shareholders. Notwithstanding the purported recent resignation of management as reported in the Form 8-K filed by Messrs. Miller and Tribbey, the reporting persons believe that they continue to owe fiduciary duties to Amereco and its shareholders. The reporting persons each have been, and each intends to continue to be nothing more than passive investors with respect to Amereco.

     Any further information requested by any person regarding Amereco should be obtained from the offices of the Company which the reporting persons believed are accurately described in Item 1, above. There can be no assurance, however, that management of Amereco (being Messrs. Tribbey and Miller, to the best of the knowledge of the reporting persons), will not change the offices of the Company or refuse to address matters relating to the Company.

Item 7. Materials to be filed as Exhibits.

     Letter dated September 25, 1998, to Messrs. Tribbey and Miller

Amereco, Inc.                      SCHEDULE 13D                Wei Ming Lu Group
CUSIP No. 02360P-10-4                                                Page 3 of 4


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September   , 1998                  GEORGIA RESOURCES, INC.
                                    By  /S/  WEI-MING LU
                                    --------------------
                                    President

September   , 1998                  W.M.L. SERVICES CORPORATION
                                    By  /S/  WEI-MING LU
                                    --------------------
                                    President

September   , 1998                  CATHAY GLOBAL INVESTMENTS, INC.
                                    By  /S/  CHIH-HUI LU
                                    --------------------
                                    Vice President


September   , 1998                  C.I.S. RESOURCES, LIMITED LIABILITY COMPANY,
                                    by Continental Integrated Services, Inc.,
                                    Member
                                    By  /S/  FU-MEI LU
                                    --------------------
                                    President


September   , 1998                  CONTINENTAL INTEGRATED SERVICES, INC.
                                    By  /S/  FU-MEI LU
                                    --------------------
                                    President

September   , 1998                  /S/  WEI-MING LU
                                    --------------------
                                    WEI-MING LU

September   , 1998                  /S/  FU-MEI  LU
                                    --------------------
                                    FU-MEI LU

September   , 1998                  /S/  CHIH-HUI LU
                                    --------------------
                                    CHIH-HUI  LU

September   , 1998                  /S/  CHIH-FEN LU
                                    --------------------
                                    CHIH-FEN LU

September   , 1998                  /S/  CHIH-RU LU
                                    --------------------
                                    CHIH-RU LU

Amereco, Inc.                     SCHEDULE 13D                 Wei Ming Lu Group
CUSIP No. 02360P-10-4                                                Page 4 of 4


September   , 1998                  /S/  CHIH-CHI LU
                                    --------------------
                                    CHIH-CHI LU

September   , 1998                  /S/  CHUN-CHING LU
                                    --------------------
                                    CHUN-CHING LU

September   , 1998                  /S/  PEI-YU LU
                                    --------------------
                                    PEI-YU LU

September   , 1998                  /S/  EARL B. WING
                                    --------------------
                                    EARL B. WING

September   , 1998                  /S/  JAMES H. WALDROP
                                    ---------------------
                                    JAMES H. WALDROP